HUNTON & WILLIAMS
                        NationsBank Plaza - Suite 4100
                          600 Peachtree Street, N.E.
                          Atlanta, Georgia 30308-2216

                           Telephone (404) 888-4000
                           Facsimile (404) 888-4190


February 27, 1997



Via Facsimile: 847-317-4462
Original Via UPS Next Day Air


N.H. Associates
c/o The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, Illinois 60015
Attention:  Ms. Ilona Adams

     RE: Agreement of Sale by and Between EEA Development, Inc., as Purchaser and N.H. Associates, as Seller, dated as of February 21, 1997, with respect to property known as North Hill Apartments

Dear Ms. Adams:

     I am writing to you on behalf of my client, EEA Development, Inc., the Purchaser under the above-referenced Agreement of Sale (the _Agreement_). Due to the logistical difficulties in resolving certain issues which have arisen during our investigation of the above-referenced property, EEA Development, Inc. is hereby terminating the Agreement.


                                   Very truly yours,

                                   /s/ Alexander W. Suto /stp
                                   -----------------------------
                                       Alexander W. Suto

STP/r/


cc:  Mr. Alan Lieberman (via fax)
     Daniel J. Perlman, Esq. (via fax)
     Kyle R. Hauberg. Esq. (via fax)
     Mr. Daniel L. Charleston (via fax)
     Mr. Mark Betz (via fax)
     Mr. R. Stewart Bartley(via fax)